Exhibit 99.2
Diodes, Inc. Fourth Quarter 2008 Financial Results Script
Monday, February 09, 2009 @ 10:00am CST / 8:00am PST
FINAL 2
Call Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White
Operator:
Good morning and welcome to Diodes Incorporated’s fourth quarter and fiscal 2008 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Monday, February 9, 2009. I would now like to turn the call to Leanne Sievers of Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good morning and welcome to Diodes’ fourth quarter and fiscal 2008 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Carl Wertz; Senior Vice President of Sales and Marketing, Mark King; and Senior Vice President of Finance, Richard White.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 9, 2009. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally in the Company’s press release and during this conference call, management will discuss certain measures and financial information in GAAP and non-GAAP terms. A reconciliation of GAAP to non-GAAP results is provided in the financial tables following the text of the earnings release.
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
As everyone knows these are very challenging times for the economy and, particularly, for the semiconductor industry. Nevertheless, we ended 2008 with record revenues of $433 million, an 8 percent increase over 2007.
For the fourth quarter, revenue was $87 million, which included a $1.7 million reduction as part of Diodes’ strategic effort to consolidate our Asian distributors.
On a net income basis for the quarter, we achieved GAAP earnings of $0.35 cents per share, which exceeded our previous guidance. When excluding the $22.8 million gain related to the repurchase of convertible notes and $4.1 million of restructuring charges related to future headcount reductions, our non-GAAP EPS in the fourth quarter was $0.04 cents. The restructuring charges were higher than originally projected due to a one-time charge for additional planned headcount reductions, which I will discuss in greater detail in a minute.

In response to the declining demand resulting from the continued weakness in the economy, we took immediate actions to make incremental changes to the organizational structure in order to maximize efficiencies, reduce costs and conserve cash. We have reduced our authorizations on capital expenditures at the beginning of the fourth quarter 2008.
However, due to prior equipment purchase commitments, Cap-Ex will be reduced to less than half of last year’s run rate in the first quarter and to a maintenance level in the second quarter. We also initiated efforts to significantly reduce inventory, which will further reduce loading at our manufacturing facilities. Also during the quarter, we took advantage of the ‘no net cost’ loan obtained through our settlement with UBS and repurchased $46.5 million of our convertible senior notes for $23.2 million in cash, which reduces our convertible debt to $183.5 million. As a result of these actions, we reduced debt by $11.2 million over the third quarter and generated $21 million of net cash flow during the quarter.
As I discussed with you last quarter, we implemented a number of cost saving initiatives that began in the fourth quarter and have since executed additional initiatives due to the continued weakness in the economy. These additional initiatives include:

•	A reduction of Cap-Ex authorizations, as I mentioned previously, with a current plan of less than 2 percent of revenues until such time that the market recovers and additional manufacturing capacity is needed.

•	Accelerating the integration of the Zetex products into our packaging facilities in Shanghai in order to reduce our dependence on subcontractors and improve the utilization of our internal capacity. We believe the majority of this integration will be completed by the end of the first quarter with full manufacturing ramp one quarter later.

•	A shut-down of Zetex’s 4-inch wafer fab line in Oldham, U.K. and the consolidation of wafer output to the 6-inch line in Oldham as well as the 5- and 6-inch lines at Diodes-FabTech. Additionally, temporary site shut-downs were implemented at Diodes-FabTech and in China during both the fourth quarter of last year and the first quarter of this year.

•	Decreasing manufacturing process and raw material costs by reducing our gold consumption while protecting and maintaining product quality and performance.

•	In the fourth quarter, we implemented a worldwide hiring freeze and strict cost controls over discretionary spending, including mandatory time-off, reduction of bonuses and cancellation of 401k profit sharing payments. Continuing in 2009, we will freeze salaries at current levels, suspend bonuses and other discretionary payments, and continue the hiring freeze and mandatory time-off until the market improves.
•	In terms of headcount reductions, which were executed primarily at our manufacturing operations: in the fourth quarter, we reduced our workforce by approximately 230 people, or 7 percent of our worldwide employees. During the first quarter of 2009, we will be reducing staff by an additional 17 percent, or about 500 employees. Collectively, these reductions represent a 26 percent decrease of direct and indirect labor in China, 30 percent at FabTech, 10 percent in Taiwan and 13 percent in Europe, bringing our worldwide headcount to about 2,560 employees by the end of the first quarter of 2009.
Once all of the cost reduction initiatives that have been announced since the third quarter of 2008 are fully implemented on top of the manufacturing cost reductions, we estimate the quarterly run rate for operating expenses to range between $21 and $23 million, which represents a reduction of approximately 20 percent from the third quarter level of $28 million.
Looking at the first quarter of 2009, we expect that the economy and global demand will continue to deteriorate well beyond the typical seasonality associated with the quarter. We will continue to carefully monitor the market conditions and take decisive actions as needed to sustain cash flow. Most importantly, as a result of our recent and planned initiatives, we expect to achieve positive cash flow from operations and positive free cash flow in the first quarter.

With that, I will turn the call over to Carl to discuss our fourth quarter financial results in more detail.
Carl Wertz, CFO
Thanks, Dr. Lu, and good morning everyone.
As Dr. Lu mentioned, Revenue was a record $432.8 million for the year, an increase of 8 percent. For the fourth quarter, revenue was $87.1 million. Quarterly revenue declined both sequentially and over the prior year period due to the continued deterioration of the global economic environment and the related overall decrease in demand. As mentioned previously, fourth-quarter revenue was reduced by approximately $1.7 million as part of our strategic effort to consolidate our distributors in Asia.
Gross profit for the fourth quarter of 2008 was $22.9 million, or 26.3 percent of revenue, compared to $38.1 million, or 28.4 percent of revenue, in the third quarter. The decrease in gross margin was primarily due to lower capacity utilization in our packaging and manufacturing facilities as a result of weaker global demand. We expect that gross margin will continue to be under pressure as a direct result of the decrease in global demand and lower capacity utilization. We have historically operated our packaging facilities near full capacity, but the fourth quarter was closer to 75 percent utilized. Our packaging technology and capabilities have always been a strength of

Diodes and have contributed to our solid margin performance in the past, but this underutilization has a severe impact on our gross margin.
Selling, General and Administrative expenses for the quarter were approximately $16.2 million, or 18.6 percent of revenue, compared to $21 million, or 15.6 percent of revenue, last quarter. Approximately half of the $4.7 million decrease in SG&A is related to our recent cost reduction initiatives.
Included in fourth-quarter SG&A was $729,000 of non-cash, FAS123R, share-based compensation. Looking forward and as Dr. Lu mentioned, we will remain focused on reducing costs in order to keep expenses aligned with our revenue.
Research and Development investments in the fourth quarter were $6.4 million, or 7.4 percent of revenue, compared to $7.4 million, or 5.5 percent of revenue last quarter.
Other income amounted to $19.1 million for the quarter, consisting of $22.8 million gain from our convertible notes repurchase, and $2.2 million of interest income primarily from our auction rate securities, partially offset by $4 million in foreign exchange losses related to forward currency contracts that were part of the Zetex acquisition, and $1.9 million of interest expense primarily related to our convertible notes and our loan for the purchase of Zetex.

Beginning in 2009, the adoption of APB 14-1 requires us to change how we account for our convertible senior notes. APB 14-1 will require us to separately account for a liability and equity component, and will reflect an estimated non-convertible borrowing rate of 8.5 percent. We therefore expect to record an additional pre-tax, non-cash interest expense of approximately $8 to 9 million for 2009.
Turning to income taxes, we recorded a $2 million income tax credit related to the Zetex purchase price accounting adjustments in the fourth quarter. Looking to 2009, we expect the effective tax rate to be in the mid-teens.
Net income on a GAAP basis was $14.6 million, or $0.35 per share, which included the $22.8 million gain on the convertible notes repurchase and a $4.1 million restructuring charge related to future headcount reductions. Shares used to calculate GAAP EPS were approximately 41.8 million fully diluted shares.
Net income computed on a non-GAAP basis was $1.7 million, or $0.04 per share and excluded the gain on the convertible notes repurchase, restructuring charges and $1.1 million in Zetex purchase price accounting. As we mentioned last quarter, non-GAAP net income now includes approximately $0.01 of FAS 123R stock option expense in the quarter. For the year, 123R expense was approximately $0.07.

Cash flow from operations for the quarter was $21 million and $57 million for the year. EBITDA for the quarter was $25.8 million and $90.4 million for 2008.
Turning to the balance sheet, at year-end, we had $103.5 million in cash, which was an increase of almost $21 million over the third quarter. Long-term investments were $320.6 million, which represents the fair market value of our auction rate securities, including the put option as part of the UBS settlement. Our working capital at year-end was $210 million. Long-term debt, including the loan related to the Zetex acquisition and the convertible notes, which are redeemable October 2011, was $401 million.
In terms of our auction rate securities, during the quarter we announced that we had entered into a settlement with UBS.
Per the agreement, UBS provides us the right to sell our $320 million ARS portfolio to UBS at 100% par value beginning June 30, 2010.
We are also permitted to borrow up to $213 million, under a “no net cost” loan to Diodes in which our borrowing rate equals the interest rate earned on our ARS portfolio. We have fully utilized this credit facility.
Now turning to Inventory, at the end of the fourth quarter, inventory was $99 million, which was essentially flat compared with the third quarter, with inventory days at 139. As Dr. Lu mentioned, we are working to reduce inventory further.
Accounts receivable was $75 million, or 95 days in the fourth quarter.

Capital expenditures were $12.1 million for the quarter, which was for previously authorized and committed expenditures. For the year, Cap-Ex was $53.2 million, or 12 percent of revenues.
As Dr. Lu mentioned, Cap-Ex will be reduced significantly below our 10 to 12 percent historical model with a maintenance goal of less than 2 percent of revenues in order to better align our expenditures with market and capacity demands. In addition to our inventory reduction efforts, these initiatives will contribute to positive free cash flow in the first quarter of 2009.
Depreciation and amortization expense for the fourth quarter was $12 million and $49.5 million for the full year.
Turning to our Outlook...
Looking at 2009, as we have discussed, we expect that the economy and global demand will continue to deteriorate, and as a result, we estimate first quarter revenue will decrease approximately 20 percent sequentially. Revenue at this level utilizes approximately 50 to 60 percent of our manufacturing capacity. We plan to significantly lower our inventory and will reduce our manufacturing loading by an additional 10 percent causing our capacity utilization in the first quarter to range between 40 and 50 percent, resulting in a gross margin for the quarter to be approximately 16 to 20 percent.

When combining our cost savings initiatives, lower inventory and capital expenditure reductions, we expect to generate positive cash flow from operations and positive free cash flow in the first quarter.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Carl, and good morning.
Mark King, Senior VP of Sales and Marketing
Thank you, Carl, and good morning.
As Dr. Lu and Carl mentioned, the fourth quarter was a challenging quarter across all market segments for Diodes. Although Zetex has improved the diversification of our business, we are still heavily weighted in the consumer and computing markets, which represent approximately 60 percent of our business. Demand in these segments has decreased significantly in recent quarters, but the same can be said for the automotive and industrial segments as well. In terms of detailed segment breakout: computing represented 31 percent of revenue; consumer 30 percent; industrial 20 percent; communications 15 percent; and automotive 4 percent.

In addition to expense reductions that Dr. Lu highlighted, we remain focused on maintaining our market share position. We continue to design in Diodes products, while attracting new customers with our expanded product line. We believe these are the necessary steps to return Diodes to growth when the economy improves.
As I mentioned last quarter, we have integrated the Zetex sales organization and distributors outside of some remaining distributor consolidation in Asia and have been working closely with the combined customer bases. Additionally, all targeted product conversions to Diodes internal factories should be completed by the end of the first quarter with full manufacturing ramp one quarter later. We also continue to focus on new product development in order to drive additional design wins and future revenue opportunities. Although customers’ buying patterns are soft at this time, the activity on design is very high.
Let me begin with an overview of our global sales in the fourth quarter. We were down approximately 35 percent led by a decrease in wafer sales of 56 percent and a 40 percent decrease in global point of purchase as distributors took a very conservative stance on inventory. In comparison, point of sales was down 23 percent. The reduction in POP is much higher than POS, which is forcing channel inventory down. The positive point that can be taken from these numbers is that as long as POS doesn’t continue to decline, POP will begin to stabilize.

In terms of OEM sales, which represented 58 percent of our business in the fourth quarter, sales were down 32 percent with the largest decrease in Asia and the lowest in Europe. Overall, global markets remain uncertain and a recovery cannot be predicted at this time.
In regards to specific geographic breakout, Asia represented 73 percent of total revenues. We saw the greatest decline in demand for panels, mobile phones, notebooks and LCD-TVs, and this trend is expected to continue into the first quarter of 2009 at rates that are beyond typical seasonality. Distributor POP was off significantly as distributors tried to reduce inventory as quickly as possible. Distributor inventory reduced 8 percent in the quarter, and we expect it to decrease further in the first quarter.
In North America, sales represented 16 percent of total revenue, where we continued to see pressure in our industrial accounts due to the slowdown in the housing market, for applications such as climate control and security systems. Distributor point of sales was soft across all market segments. The decline in OEM sales can be attributed to set-top boxes and audio in particular. Distributor inventory declined by 7 percent as the distribution channel continues to reduce inventory in response to the market conditions.
Sales in Europe accounted for 12 percent of revenues. Revenue declines came primarily from OEM sales within the automotive and consumer segments. Distributor point of purchase decreased significantly the quarter as they continued to reduce inventory due to concerns surrounding the overall global economy. Distributor inventory decreased 15 percent in the quarter.
Now turning to new products, new product revenue was 23.5 percent of sales in the fourth quarter. We released 75 new products, consisting of 22 analog, 4 hall devices and 49 discrete, which included 29 transistors, 11 MOSFETs, 7 SBR® devices and 4 custom arrays. The significant number of new transistor devices serves as a good example of how we continue to leverage Zetex’s technology with Diodes’ packaging to expand our standard product lines.
During the quarter, we announced the first devices in a series of high-efficiency synchronous DC-DC converters specifically targeting consumer electronics. These buck and boost converters are targeted for the portable market, with maximum switching frequencies of 1.2 and 2.2 megahertz, respectively. With 94 percent efficiency, these converters extend battery life in portable applications. Currently, we have sampled the products with 5 customers in Asia and one in the U.S. and are targeting 13 additional customers.
Also during the quarter, we introduced the first in a new family of synchronous controllers, optimized for external power adapters, servers, LCD monitors and set-top boxes. This innovative device enables designers to replace Schottky diodes with surface-mount MOSFETs, which improves efficiency, reduces device temperature and provides the option to reduce the size and weight of the overall power supply solution. On the Hall sensor side, we introduced the AH5792 single chip solution for driving low power single coil brushless DC fans and motors for low voltage micro-motors and ultra thin cooling fan applications. This product integrates a Hall sensor, amplifier and a full bridge output driver providing a complete digital control solution. We are currently sampling with 3 customers.
Additionally in the fourth quarter, Diodes released our new SVMOS IntellliFET platform. This new technology platform enables the design, development and manufacture of standard or self-protected MOSFETs with voltage ratings up to 200V. The first product to be released as part of the ZXMS-6000 series is the world’s smallest self-protected MOSFET. This is a monolithic 60-V self-protected FET that has secured its first design win in an automotive lighting application just 4 weeks after its debut. Production volumes are expected to ship to this customer starting in the second quarter of 2009. Furthermore, this product is being evaluated by 3 major European automotive electronics manufacturers for use in future platforms.
In terms of global design wins, despite the soft economy, in-process design activity remains high and design wins were strong in the quarter with wins at 110 accounts globally: including 77 wins at 50 customers in Asia; 72 wins at 37 customers in North America; and 54 wins at 22 accounts in Europe.
We continue to gain significant traction with our USB power switch series in end equipment such as servers, notebooks, LCD monitors, printers, cable modems and set-top boxes. We had two significant design wins with large, key customers and achieved our first production orders during the fourth quarter.
We also had a solid quarter with our Omnipolar Hall sensor with wins on our new 0.4 millimeter thick AH1802 on a key notebook platform with a popular computer manufacturer as well as a win with one of the largest smart phone manufacturers. In addition, we secured design wins on 2 new mobile phone models for our AH1888.
Additional highlights on design wins and in-process design activity included:
•	2 additional smart phone wins for our dual low threshold MOSFET and a proprietary Low Vsat dual transistor;

•	A reference design on a key mobile phone chipset for our proprietary current monitor;

•	5 wins for our power die SBR device: 3 in new notebook releases, one for a solar panel application and one for a new thin notebook power supply;

•	And wins on lighting products in street lighting and LED projectors, MOSFETs in printers, voice-over-IP, set-top boxes as well as significant standard linear wins in set-top box, cable modem and LCD monitors.

In summary, for the near term and the first quarter of 2009, we expect market weakness and a decline in demand to continue. We are monitoring the market conditions closely in order to take the appropriate actions to reduce costs and maintain positive cash flow. We also remain focused on the long-term growth of the Company through new product development, expanding our position with customers and securing a high level of design wins at key accounts. We believe this is the best strategy for the Company at this time and are confident in our ability to emerge a stronger Company with expanded growth opportunities as the market recovers.
With that, we will open the call for questions — Operator?
Q&A Session
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today; we appreciate your time and consideration. Operator, we may now disconnect.